Exhibit 99.1

[Logo of Michael Foods Inc.]	NEWS

301 Carlson Parkway ■ Suite 400 ■ Minnetonka, MN 55305 ■ (952) 258-4000 FAX (952) 258-4911 Visit Michael Foods, Inc. on the Internet: www.michaelfoods.com

CONTACT:	Mark D. Witmer Treasurer & Secretary (952) 258-4906

For Immediate Release

MICHAEL FOODS REPORTS 2005 RESULTS; EBITDA RISES 4.5% TO A NEW RECORD

MINNETONKA, March 20 — Michael Foods, Inc. today reported financial results for 2005. Net earnings for the year ended December 31, 2005 were $38.9 million, compared to $33.5 million in the 2004 period, an increase of 16%. Net sales for the year ended December 31, 2005 were $1,242.5 million, compared to $1,313.5 million in the 2004 period, a decrease of 5%. Net earnings for the three months ended December 31, 2005 were $14.5 million, compared to $9.8 million in the 2004 period, an increase of 47%. Net sales for the three months ended December 31, 2005 were $327.3 million, compared to $324.3 million in the 2004 period, an increase of 1%.

Earnings before interest, taxes, depreciation and amortization (EBITDA, as defined in our senior credit facility) for the year ended December 31, 2005 was $180.6 million, compared to $172.9 million in the 2004 period, an increase of 4.5%. EBITDA for the three months ended December 31, 2005 were $49.7 million, compared to $44.5 million in the 2004 period, an increase of 12%. We use EBITDA as a measurement of our financial results because we believe it is indicative of the relative strength of our operating performance, it is used to determine incentive compensation levels and it is a key measurement contained in the financial covenants of our senior credit facility.

Commenting on the 2005 results, Chairman and Chief Executive Officer Gregg A. Ostrander said, “We achieved our ninth straight record year of EBITDA growth in 2005, with the year ending on a firm note. While we still faced cost pressures for diesel, natural gas and packaging materials, we had solid volume gains and were able to take selective price increases in the fourth quarter, which helped combat these higher costs. Our largest division, Egg Products, had slightly lower EBITDA in 2005 than 2004 due to weak pricing in the food ingredient sector and very low egg markets. However, the Division’s key product category - higher value-added egg products, such as extended shelf-life liquid and precooked egg products - showed impressive growth in both unit sales and EBITDA. Both Refrigerated Distribution and Potato Products had excellent EBITDA growth in 2005. The former rose 15% and the latter over 60%. Growth in the retail refrigerated potato products category boosted our Simply Potatoes® results, while a 6% increase in branded Crystal Farms® cheese unit sales drove Refrigerated Distribution results.”

Ostrander concluded, “Our free cash flow generation was strong in 2005 and is expected to remain strong in 2006. We prepaid another $49 million of debt in the fourth quarter in conjunction with amending our credit facility. As a result of the amendment process, we also eliminated our senior unsecured debt and expanded the availability under the senior secured portion of the facility.”

Unaudited segment data follows (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Three Months ended Dec. 31, 2005:
External net sales	$215,316	$82,342	$29,597	N/A	$327,255
EBITDA*	36,571	6,330	7,626	(876)	49,651
Three Months ended Dec. 31, 2004:
External net sales	$221,723	$77,633	$24,981	N/A	$324,337
EBITDA*	35,150	5,406	5,021	(1,108)	44,469
Year ended Dec. 31, 2005:
External net sales	$860,925	$279,328	$102,245	N/A	$1,242,498
EBITDA*	142,205	20,318	23,443	(5,381)	180,585
Year ended Dec. 31, 2004:
External net sales	$941,381	$288,285	$83,838	N/A	$1,313,504
EBITDA*	147,062	17,687	14,252	(6,061)	172,940

*	As defined in our senior credit facility. Egg Products annual 2004 results include gains of approximately $2.0 million related to amounts received under patent infringement settlements, with none of the gains recorded during the three months ended December 31, 2004.

We believe EBITDA is a widely accepted financial indicator used to analyze and compare companies on the basis of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles.

The following table reconciles our net earnings to EBITDA for the year ended December 31, 2005 (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Net earnings (loss)	$52,610	$10,027	$11,236	$(35,014)	$38,859
Interest expense, excluding amortization of debt issuance costs	394	—	—	44,898	45,292
Amortization of debt issuance costs	—	—	—	1,993	1,993
Income tax expense	22,404	5,148	5,456	(18,742)	14,266
Depreciation and amortization	59,214	4,624	6,243	11	70,092
Equity sponsor management fee	—	—	—	2,036	2,036
Industrial revenue bonds related expenses	964	—	—	—	964
Other	6,993	519	508	(563)	7,457

	142,579	20,318	23,443	(5,381)	180,959
Less:
Unrealized gains on swap contracts	374	—	—	—	374

EBITDA (as defined in our senior credit facility)	$142,205	$20,318	$23,443	$(5,381)	$180,585

The following table reconciles our net earnings to EBITDA for the year ended December 31, 2004 (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Net earnings (loss)	$48,573	$7,746	$3,916	$(26,721)	$33,514
Interest expense, excluding amortization of debt issuance costs	437	—	—	39,615	40,052
Amortization of debt issuance costs	—	—	—	2,046	2,046
Income tax expense	31,383	4,860	2,440	(17,702)	20,981
Depreciation and amortization	54,982	4,637	7,227	11	66,857
Equity sponsor management fee	—	—	—	1,500	1,500
Industrial revenue bonds related expenses	938	—	—	—	938
Other non-recurring charges related to acquisition accounting	2,547	—	130	—	2,677
Other	8,202	444	539	(4,810)	4,375

EBITDA (as defined in our senior credit facility)	$147,062	$17,687	$14,252	$(6,061)	$172,940

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products and refrigerated potato products. Principal subsidiaries include M. G. Waldbaum Company, Papetti’s Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company and Northern Star Co.

Condensed consolidated statements of operations are as follows:

Michael Foods, Inc.

Consolidated Statements of Earnings

(000’s, unaudited)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Net sales	$327,255	$324,337	$1,242,498	$1,313,504
Cost of sales	265,437	257,512	1,005,418	1,077,126

Gross profit	61,818	66,825	237,080	236,378
Selling, general & administrative	30,149	39,689	131,288	138,258
Transaction expenses	—	—	—	340

Operating profit	31,669	27,136	105,792	97,780
Interest expense, net	11,969	11,148	47,119	43,285
Loss on early extinguishment of debt	5,548	—	5,548	—

Earnings before income taxes	14,152	15,988	53,125	54,495
Income tax (benefit) expense	(344)	6,149	14,266	20,981

NET EARNINGS	$14,496	$9,839	$38,859	$33,514

Selected Balance Sheet Information (unaudited):

			December 31, 2005	December 31, 2004
Cash and equivalents			$42,179	$31,816

Accrued interest			2,632	5,144

Total debt, including current maturities			709,723	750,783

Certain items in this release may be forward-looking statements. Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, changes in domestic and international economic conditions. Risks and uncertainties also include how the Company’s cash management activities, and those of its customers and suppliers, along with the Company’s growth plans, affect working capital components. Also, the Company faces normal, and at times notable, variances in the supply of, and demand for, eggs, grain feed inputs, and cheese, which can result in pricing and profit margin volatility for certain egg products and cheese. As a result, the Company’s actual financial results could differ materially from the results estimated by, forecasted by, or implied by the Company in such forward-looking statements.

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03-20-06